Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
October 31, 2006
OLD NATIONAL REPORTS THIRD-QUARTER EARNINGS OF $21.0
MILLION, OR $.32 PER SHARE; RESULTS REPRESENT A 6.7% INCREASE
OVER SECOND QUARTER
Contacts:

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366	Kathy A. Schoettlin – (812) 465-7269
Vice President – Investor Relations	Vice President – Public Relations

Third-Quarter vs. Second-Quarter Highlights:
➢	Nonaccrual loans decline 13.2%
➢	Continued increase in net new checking accounts
➢	Noninterest expenses decline 1.3%
➢	Based on continuing operations
	o	ROA improves to 1.04%
	o	ROE improves to 13.40%
Old National Bancorp (NYSE: ONB) today reported earnings of $21.0 million, or $.32 per share, for the third quarter of 2006, up $.02 from the $.30 per share earned in the second quarter of the year. Old National had no discontinued operations to report for the third quarter. Earnings from continuing operations for the third quarter of 2005 were $18.9 million, or $.28 per share. Net income, which includes results from discontinued operations, for the third quarter of 2005 was $4.5 million, or $.07 per share. Discontinued operations during the third quarter of 2005 contain the impacts of the sales of the J.W. Terrill Insurance Agency (Terrill) and Fund Evaluation Group (FEG).
Both earnings from continuing operations and net income for the first nine months of 2006 were $61.9 million, or $.93 per share. These results compare favorably to the $59.1 million, or $.87 per share, from continuing operations and net income of $44.3 million, or $.65 per share, for the first nine months of 2005.
In 2005, Old National restated financial statements due to an error in the Company’s interpretation of SFAS No. 133 resulting in a disallowance of hedge accounting treatment for certain derivatives. As these derivatives were redesignated as hedges in January 2006, management believes it to be more meaningful to analyze current comparisons and future earnings as if hedge accounting treatment had been allowed for the restated periods. The following table reflects the third quarter and first nine months of 2005 as if hedge accounting had been allowed:

	3Q06		3Q05		YTD 9-30-06		YTD 9-30-05
($ in millions, except per-share data)	$	EPS	$	EPS	$	EPS	$	EPS
Income From Continuing Operations As Currently Reported	$21.0	$.32	$18.9	$.28	$61.9	$.93	$59.1	$.87
Adjustment for Accounting Treatment of Derivatives, Net of Tax	—	—	4.2	.06	—	—	4.6	.06
Adjusted Income From Continuing Operations	$21.0	$.32	$23.1	$.34	$61.9	$.93	$63.7	$.93
“The third quarter continued to reflect a consistent focus on our three strategic imperatives,” stated President and CEO Bob Jones. “Our overall credit quality metrics continued to improve and an increased emphasis on management discipline led to a reduction in noninterest expenses during the quarter. In our effort to achieve consistent quality earnings, we were pleased with the continued excitement around our Unbeatable Checking promotion, combined with the seasonal collegiate checking account openings, resulting in the 3,171 in net new checking accounts during the quarter.
“In addition, our recently announced agreement to acquire St. Joseph Capital Corporation will serve as a platform for future expansion in northern Indiana,” Jones continued. “In combination with our recent entry into the Lafayette market, and continued expansion in Indianapolis and Louisville, the acquisition will begin to change the concentration of our franchise to higher-growth markets.”
Based on third-quarter income from continuing operations, both return on average equity and return on average assets showed significant improvement over the second quarter. At September 30, 2006, return on average equity and return on average assets were 13.40% and 1.04%, respectively. This compares favorably to the 12.82% and .97%, respectively, reported at June 30, 2006.
Old National reported total assets of $7.920 billion at September 30, 2006, a reduction of $386.6 million from total assets at the end of the second quarter. The reduction in assets over the last quarter has been a result of the intentional reduction in the investment portfolio. Total shareholders’ equity at September 30, 2006, was $642.8 million compared to $614.7 million at June 30, 2006, and represented a book value of $9.68 per share for the third quarter, compared to $9.24 per share at the end of the second quarter.
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the Company’s presence as a high-performing financial institution:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.
Strengthen the Risk Profile
Non-performing loans at September 30, 2006, were $44.9 million, down $6.9 million from the $51.8 million at June 30, 2006. Classified loans were also down in the third quarter, falling $10.1 million from the $137.9 million at June 30, 2006, to $127.8 million at September 30, 2006. Special mention loans, those loans that exhibit potential weaknesses that deserve management’s attention, did increase

$54.4 million in the quarter from $64.8 million at June 30, 2006, to $119.2 million at September 30, 2006.
Old National recorded no provision for loan losses during the third quarter, compared to the $3.5 million and $6.0 million recorded for the second quarter of 2006 and the third quarter of 2005, respectively. The year-to-date provision totaled $7.0 million and compared favorably to the $17.1 million recorded for the first nine months of 2005.
Net charge-offs during the third quarter of 2006 were $4.7 million, an increase of $.8 million from the second quarter. Included in third-quarter charge-offs were $2.8 million of write-downs taken in connection with sales totaling $28.8 million of commercial and commercial real estate loans during the quarter. For the first nine months of 2006, net charge-offs totaled $14.2 million, or .39% of average loans on an annualized basis. This compares favorably to the $21.5 million in net charge-offs, or .57% of average loans, for the first nine months of last year.
The allowance for loan losses was $71.6 million at September 30, 2006, down $4.7 million from the end of the second quarter and a decrease of $9.7 million from September 30, 2005. As a percentage of total loans, the allowance at September 30, 2006, was 1.51%, down slightly from the 1.57% at the end of the second quarter and the 1.58% at the end of the third quarter of last year.
“We were pleased to see the decline in nonaccrual loans in the quarter which resulted in a nonaccrual ratio of less than 1%,” commented Chief Credit Officer Daryl Moore. “Also of significance was the continued lower level of net charge-offs for the year, inclusive of the write-downs associated with our loan sales, as well as the lower level of classified loans.”
Enhance Management Discipline
Capital Management
Old National repurchased just .1 million shares of common stock during the third quarter and 1.4 million shares on a year-to-date basis. The board of directors has approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008.
Expense Management
Total noninterest expenses for the third quarter of 2006 amounted to $62.9 million, compared to $63.7 million in the second quarter of the year and $62.0 million in the third quarter of 2005. On a year-to-date basis, noninterest expenses totaled $195.0 million, compared to $192.3 million for the same period last year.
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Including residential real estate loans held for sale, Old National reported total loans at September 30, 2006, of $4.732 billion. This total represents a decrease of $143.7 million when compared to the $4.876 billion at June 30, 2006. Of this decrease, $28.8 million resulted from the third-quarter sale of commercial and commercial real estate loans. Average total loans for the third quarter were $4.831 billion and represent a decrease of $30.0 million from the second quarter average.

At September 30, 2006, the company’s investment portfolio stood at $2.362 billion, a $227.9 million reduction from the end of second quarter. This intentional decrease was the direct result of the Company’s strategy to right-size the balance sheet by selling $273.1 million in securities during the third quarter. As a percentage of total assets, the investment portfolio declined from 31.2% at June 30, 2006, to 29.8% at September 30, 2006.
In addition, the company’s reliance on wholesale borrowed funds continues to diminish. Total wholesale borrowed funds at September 30, 2006, were $1.410 billion, or $280.6 million lower than June 30, 2006, levels.
Noninterest-bearing demand deposits at September 30, 2006, were up $11.7 million compared to the end of the second quarter. Total core deposits were $5.748 billion at September 30, 2006, down $124.4 million from the $5.872 billion at June 30, 2006.
Net interest income during the third quarter of 2006 was $57.1 million and represented a net interest margin on total average earning assets of 3.15%. This compares to net interest income of $59.6 million and a margin of 3.18% for the second quarter of 2006.
“We continued to focus on improving both our earning asset and funding mix during the quarter,” said Chris Wolking, Chief Financial Officer. “Reducing low-yielding investments and expensive borrowed funding enabled us to raise consumer deposit rates without seriously impacting our net interest margin. This will help us stay competitive in our continuing efforts to attract new deposit customers.”
Fees, Service Charges and Other Revenue
Total fees, service charges and other revenue for the third quarter of the year totaled $35.8 million and represent a slight decrease from the $36.3 million reported for the second quarter of 2006 and a $2.6 million decrease from the third quarter of 2005. The variance from the third quarter of last year is primarily attributable to a decline in service charges on deposit accounts.
With $7.9 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Tuesday, October 31, 2006, to discuss third-quarter 2006 financial results, strategic developments, and the company’s outlook for the remainder of the year. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on October 31 through November 14. To access the replay, dial 1-800-642-1687, conference code 8803341.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, Old National Bancorp has provided reconciliations within this release, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expect,” “intend,” “believe,” “anticipate,” “could,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those contained in or implied by such statements. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans and other matters discussed in this news release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, significant changes in accounting, tax or regulatory practices or requirements, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	September 30
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$57,094	$60,896	$(3,802)	(6.2)%
Fees, Service Charges and Other Revenues	35,841	38,440	(2,599)	(6.8)
Securities Gains (Losses)	789	652	137	21.0
Derivative Gains (Losses)	(67)	(4,632)	4,565	98.6
Total Revenue (FTE)	93,657	95,356	(1,699)	(1.8)
Provision for Loan Losses	—	6,000	(6,000)	(100.0)
Noninterest Expense	62,872	62,002	870	1.4
Income before Taxes and Discontinued Operations	30,785	27,354	3,431	12.5
Provision for Taxes (FTE)	9,771	8,478	1,293	15.3
Income from Continuing Operations	21,014	18,876	2,138	11.3
Income (Loss) from Discontinued Operations Net of Tax	—	(14,383)	14,383	100.0
Net Income	21,014	4,493	16,521	367.7

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.32	.28	.04	14.3
Net Income (Loss) from Discontinued Operations	—	(.21)	.21	100.0
Net Income	.32	.07	.25	357.1
Average Diluted Shares Outstanding	65,834	68,331	(2,497)	(3.7)
Book Value	9.68	9.84	(.16)	(1.6)
Stock Price	19.10	21.22	(2.12)	(10.0)

Performance Ratios:
Return on Average Assets	1.04%	.21%	.83%	395.2%
Return on Average Assets (b)	1.04	.88	.16	18.2
Return on Average Equity (c)	13.40	2.66	10.74	403.8
Return on Average Equity (b) (c)	13.40	11.16	2.24	20.1
Net Interest Margin (FTE)	3.15	3.16	(.01)	(.3)
Other Expense to Revenue (Efficiency Ratio) (b)	67.13	65.02	2.11	3.2
Net Charge-offs to Average Loans (d)	.39	.41	(.02)	(4.9)
Reserve for Loan Losses to Ending Loans (d)	1.51	1.58	(.07)	(4.4)
Non-Performing Loans to Ending Loans (d)	.95	1.14	(.19)	(16.7)

Balance Sheet:
Average Assets	$8,065,509	$8,551,586	$(486,077)	(5.7)
End of Period Balances:
Assets	7,919,888	8,535,291	(615,403)	(7.2)
Commercial and Commercial Real Estate Loans	3,004,954	3,263,584	(258,630)	(7.9)
Consumer Loans	1,219,268	1,297,660	(78,392)	(6.0)
Residential Real Estate Loans	492,099	547,703	(55,604)	(10.2)
Residential Real Estate Loans Held for Sale	15,856	49,523	(33,667)	(68.0)
Core Deposits (Excluding Brokered CDs)	5,747,813	6,005,497	(257,684)	(4.3)
Shareholders’ Equity	642,763	669,065	(26,302)	(3.9)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $627,476 and $676,534, respectively, for 2006 and 2005.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	September 30,	June 30,
(FTE) Fully taxable equivalent basis.	2006	2006	Change	% Change
Income Data:
Net Interest Income (FTE)	$57,094	$59,620	$(2,526)	(4.2)%
Fees, Service Charges and Other Revenues	35,841	36,347	(506)	(1.4)
Securities Gains (Losses)	789	55	734	N/M
Derivative Gains (Losses)	(67)	405	(472)	(116.5)
Total Revenue (FTE)	93,657	96,427	(2,770)	(2.9)
Provision for Loan Losses	—	3,500	(3,500)	(100.0)
Noninterest Expense	62,872	63,690	(818)	(1.3)
Income before Taxes and Discontinued Operations	30,785	29,237	1,548	5.3
Provision for Taxes (FTE)	9,771	9,050	721	8.0
Income from Continuing Operations	21,014	20,187	827	4.1
Income (Loss) from Discontinued Operations Net of Tax	—	—	—	—
Net Income	21,014	20,187	827	4.1

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.32	.30	.02	6.7
Net Income (Loss) from Discontinued Operations	—	—	—	—
Net Income	.32	.30	.02	6.7
Average Diluted Shares Outstanding	65,834	66,353	(519)	(.8)
Book Value	9.68	9.24	.44	4.8
Stock Price	19.10	19.97	(.87)	(4.4)

Performance Ratios:
Return on Average Assets	1.04%	.97%	.07%	7.2%
Return on Average Assets (b)	1.04	.97	.07	7.2
Return on Average Equity (c)	13.40	12.82	.58	4.5
Return on Average Equity (b) (c)	13.40	12.82	.58	4.5
Net Interest Margin (FTE)	3.15	3.18	(.03)	(.9)
Other Expense to Revenue (Efficiency Ratio) (b)	67.13	66.05	1.08	1.6
Net Charge-offs to Average Loans (d)	.39	.33	.06	18.2
Reserve for Loan Losses to Ending Loans (d)	1.51	1.57	(.06)	(3.8)
Non-Performing Loans to Ending Loans (d)	.95	1.06	(.11)	(10.4)

Balance Sheet:
Average Assets	$8,065,509	$8,296,947	$(231,438)	(2.8)
End of Period Balances:
Assets	7,919,888	8,306,497	(386,609)	(4.7)
Commercial and Commercial Real Estate Loans	3,004,954	3,102,949	(97,995)	(3.2)
Consumer Loans	1,219,268	1,248,898	(29,630)	(2.4)
Residential Real Estate Loans	492,099	500,002	(7,903)	(1.6)
Residential Real Estate Loans Held for Sale	15,856	24,083	(8,227)	(34.2)
Core Deposits (Excluding Brokered CDs)	5,747,813	5,872,250	(124,437)	(2.1)
Shareholders’ Equity	642,763	614,664	28,099	4.6

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $627,476 and $629,991, respectively, for September 30, 2006, and June 30, 2006.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Nine-Months Ended
($ in thousands except per-share data)	September 30
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$176,202	$181,878	$(5,676)	(3.1)%
Fees, Service Charges and Other Revenues	113,589	112,416	1,173	1.0
Securities Gains (Losses)	697	1,175	(478)	(40.7)
Derivative Gains (Losses)	1,953	645	1,308	202.8
Total Revenue (FTE)	292,441	296,114	(3,673)	(1.2)
Provision for Loan Losses	7,000	17,100	(10,100)	(59.1)
Noninterest Expense	195,049	192,259	2,790	1.5
Income before Taxes and Discontinued Operations	90,392	86,755	3,637	4.2
Provision for Taxes (FTE)	28,522	27,626	896	3.2
Income from Continuing Operations	61,870	59,129	2,741	4.6
Income (Loss) from Discontinued Operations Net of Tax	—	(14,825)	14,825	100.0
Net Income	61,870	44,304	17,566	39.6

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.93	.87	.06	6.9
Net Income (Loss) from Discontinued Operations	—	(.22)	.22	100.0
Net Income	.93	.65	.28	43.1
Average Diluted Shares Outstanding	66,379	68,482	(2,103)	(3.1)
Book Value	9.68	9.84	(.16)	(1.6)
Stock Price	19.10	21.22	(2.12)	(10.0)

Performance Ratios:
Return on Average Assets	1.00%	.68%	.32%	47.1%
Return on Average Assets (b)	1.00	.91	.09	9.9
Return on Average Equity (c)	12.96	8.54	4.42	51.8
Return on Average Equity (b) (c)	12.96	11.40	1.56	13.7
Net Interest Margin (FTE)	3.17	3.09	.08	2.6
Other Expense to Revenue (Efficiency Ratio) (b)	66.70	64.93	1.77	2.7
Net Charge-offs to Average Loans (d)	.39	.57	(.18)	(31.6)
Reserve for Loan Losses to Ending Loans (d)	1.51	1.58	(.07)	(4.4)
Non-Performing Loans to Ending Loans (d)	.95	1.14	(.19)	(16.7)

Balance Sheet:
Average Assets	$8,217,389	$8,696,598	$(479,209)	(5.5)
End of Period Balances:
Assets	7,919,888	8,535,291	(615,403)	(7.2)
Commercial and Commercial Real Estate Loans	3,004,954	3,263,584	(258,630)	(7.9)
Consumer Loans	1,219,268	1,297,660	(78,392)	(6.0)
Residential Real Estate Loans	492,099	547,703	(55,604)	(10.2)
Residential Real Estate Loans Held for Sale	15,856	49,523	(33,667)	(68.0)
Core Deposits (Excluding Brokered CDs)	5,747,813	6,005,497	(257,684)	(4.3)
Shareholders’ Equity	642,763	669,065	(26,302)	(3.9)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $636,417 and $691,671, respectively, for 2006 and 2005.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.